UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 12, 2017

Novan, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37880	20-4427682
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4105 Hopson Road, Morrisville, North Carolina 27560

(Address of principal executive offices) (Zip Code)

(919) 485-8080

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 12, 2017, Novan, Inc. entered into a license agreement with Sato Pharmaceutical Co., Ltd. relating to SB204, our lead drug candidate for the treatment of acne vulgaris.  Pursuant to the license agreement, we granted to Sato an exclusive, royalty-bearing, non-transferable license under certain of our intellectual property rights, with the right to sublicense with Novan’s prior written consent, to develop, use and sell products in Japan that incorporate SB204 for the treatment of acne vulgaris in humans.  The rights granted to Sato do not include the right to manufacture the active pharmaceutical ingredient of SB204, which we will supply to Sato.  During a specified time period, Sato has an exclusive option to negotiate the terms under which its license would be expanded to include certain additional territories within Asia, subject to Sato’s payment of a specified option exercise fee.  Sato has granted us an exclusive, fully paid-up, royalty-free license, with the limited right to grant sublicenses, under certain of Sato’s intellectual property rights, to develop and commercialize the licensed product outside the licensed territory and to make the licensed product within the licensed territory for sale outside of the licensed territory.

In exchange for the licenses granted to Sato, Sato agreed to pay us an upfront payment of 4.0 billion JPY, payable in equal annual installments over 15 years. Sato also agreed to pay us up to an aggregate of 0.9 billion JPY in milestone payments, upon the achievement of various commercial milestones.  Under the terms of the license agreement, Sato must also pay us a royalty equal to a mid-single digit percentage of net sales of licensed products in the licensed territory, subject to a reduction in the royalty payments in certain circumstances.

The term of the license agreement (and the period during which Sato must pay royalties under the license agreement) expires, on a licensed product-by-licensed product basis, on the tenth (10th) anniversary of the first commercial sale of a licensed product in the licensed territory.

We are obligated pursuant to the license agreement to supply Sato with all quantities of licensed products required by Sato to develop the licensed products in the licensed field in the licensed territory.  As part of the license agreement, we and Sato also agreed to negotiate a commercial supply agreement pursuant to which we would be the exclusive supplier to Sato of the active pharmaceutical ingredient of licensed products for the manufacture of licensed products in the licensed territory.

The license agreement may be terminated (i) by Sato without cause upon 120 days’ advance written notice to us; (ii) by either party in the event of the other party’s uncured material breach upon 60 days’ advance written notice; (iii) by either party in the event of the other party’s dissolution, liquidation, bankruptcy or insolvency; and (iv) by us immediately upon written notice if Sato challenges the validity, patentability, or enforceability of any of our patents or patent applications licensed to Sato under the license agreement.

Immediately following the effectiveness of the license agreement, we amended the license agreement to restructure Sato's obligation to make the upfront payment.  As amended, the license agreement now requires Sato to pay us an upfront payment of 1.25 billion JPY, and up to an aggregate of 2.75 billion JPY in additional milestone payments, upon the achievement of various development and regulatory milestones.

The description of the license agreement provided above is qualified in its entirety by reference to the license agreement, which will be filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.  We intend to seek confidential treatment for certain portions of the license agreement pursuant to a Confidential Treatment Request to be submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

A copy of the press release announcing the entry into the license agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

See the Exhibit Index which follows the signature page of this Current Report on Form 8-K, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novan, Inc.

Date: January 17, 2017	By:	/s/ Richard Peterson

Richard Peterson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 17, 2017.